Exhibit 2(a)(1)(i)

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF TRUST

OF

CALAMOS-AVENUE ALTERNATIVE OPPORTUNITIES FUND

This Certificate of Amendment (“Certificate”) is filed in accordance with the provision of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 § 3801 et seq.) and sets forth the following:

FIRST:    The name of the statutory trust is “Calamos-Avenue Alternative Opportunities Fund” (the “Trust”).

SECOND: The Trust’s Certificate of Trust is hereby amended by deleting the first enumerated paragraph therein in its entirety and inserting in lieu thereof the following:

FIRST:        The name of the statutory trust formed hereby is “Calamos-Avenue Opportunities Fund” (the “Trust”).

THIRD: This Certificate shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, being the sole initial trustee of the Trust, has executed this Certificate as of May 12, 2020, in accordance with Section 3811(a)(2) of the Act.

/s/ J. Christopher Jackson
J. Christopher Jackson, Trustee